Exhibit 10.4

Award Recipient:

Dear :

Re: Amended and Restated Long-Term Executive Cash Incentive Award

As you know, in May 2013 you were awarded an opportunity to earn multi-year cash incentive compensation under the Company’s Executive Cash Incentive Plan of 2010 (the “Plan”). Due to the merger of Spartan Stores and Nash-Finch Company and the Company’s change in fiscal year end, the Compensation Committee has made certain adjustments to your award as described in this letter. This letter amends, restates and supersedes the original award letter dated May 15, 2013.

The award, as modified, will cover the 39-week performance period ended December 28, 2013 (the “39-Week Period”), the 105-week performance period ending January 2, 2016 (the “105-Week Period”), and an additional vesting period ending May 1, 2016 (the “Vesting Period”). As will be described in more detail below, the performance metrics for the 39-Week Period were EPS and ROIC, and performance for the 105-Week Period will be measured with respect to EPS, net sales and merger synergies.

1. Target Award Amount. Your adjusted threshold, target and maximum Long-Term Cash Incentive Award opportunity have been communicated to you separately. As discussed in more detail below, your Long-Term Cash Incentive Award, if any, will be paid with respect to each of the performance measurements described below if the Company achieves at least the threshold level of performance specified by the Compensation Committee in the applicable period for that performance measurement, and you satisfy the other requirements discussed in this letter.

2. Performance Measurements and Performance Periods.

(a) In the 39-Week Period, the amount of your earned Long-Term Cash Incentive Award has been determined by SpartanNash’s performance with respect to two performance measurements: Earnings Per Share (“EPS”) and Return on Invested Capital (“ROIC”). Sixty percent (60%) of your Long-Term Cash Incentive Award attributable to the 39-Week Period has been determined by SpartanNash’s EPS performance, and forty percent (40%) has been determined by SpartanNash’s ROIC performance. The amount of your earned Long-Term Cash Incentive Award attributable to the 39-Week Period will be communicated to you separately.

(b) For the 105-Week Period, the amount of the earned Long-Term Cash Incentive Award will be determined by SpartanNash’s performance with respect to three performance measurements: EPS, net sales and synergies achieved from the merger between Spartan Stores and Nash-Finch Company. Forty percent (40%) of the portion of your Long-Term Cash Incentive Award attributable to the 105-Week Period will be based on EPS, twenty percent (20%) will be based on net sales and forty percent (40%) will be based on merger synergies.

(c) The award is summarized on the following table:

Performance Period	Percentage of Adjusted Award	Performance Measurement	Metric Weight	Measurement Period
39-Week Period	27%	EPS[1]	60%	FYE 12/28/13
		ROIC[2]	40%	FYE 12/28/13
105-Week Period	73%	EPS[1]	40%	FYE 1/2/16
		Net Sales[3]	20%	FYE 1/2/16
		Merger Synergies[4]	40%	FYE 1/2/16

[1]	For this measurement, EPS means Diluted Earnings per Share on a Consolidated Net Earnings (adjusted for items not representative of ongoing operations) basis for each period indicated above.
[2]	For this measurement, ROIC means operating profit after tax, adjusted for LIFO expense and, items not representative of ongoing operations divided by total invested capital (total assets plus LIFO reserve less cash and non-interest bearing current liabilities) adjusted for items not representative items not representative of ongoing operations for the period indicated above.
[3]	Net sales will be calculated based on the GAAP financial statements of the Company however fuel sales will be adjusted using a pre-determined sales price per gallon sold.
[4]	Merger synergies will be the synergies achieved from the merger between Spartan Stores and Nash-Finch Company as reported to the Board of Directors.

3. Performance Goals and Payouts. The levels of performance have been established by the Compensation Committee and have been communicated to you separately. Your Long-Term Cash Incentive Award for the 39-Week Period has been determined according to the matrices presented below.

39-Week Period

EPS

Level	Performance % of EPS Goal	Payout % of Target
—	<80.0%	0.0%
Threshold	80.0%	10.0%
—	85.0%	32.5%
—	90.0%	55.0%
—	95.0%	77.5%
Target	100.0%	100.0%
—	104.0%	124.5%
—	108.0%	149.1%
	112.0%	173.6%
Maximum	>116.3%	200.0%

ROIC

Level	Performance % of ROIC Goal	Payout % of Target
—	<92.0%	0.0%
Threshold	92.0%	10.0%
—	94.0%	32.5%
—	96.0%	55.0%
—	98.0%	77.5%
Target	100%	100.0%
—	102.5%	125.0%
—	104.0%	150.0%
—	107.5%	175.0%
Maximum	>110.0%	200.0%

Your Long-Term Cash Incentive Award for the 105-Week Period will be determined according to the matrices presented below, provided that no Long-Term Cash Incentive Award with respect to a performance measurement will be paid with respect to the 105-Week Period unless SpartanNash achieves the threshold level of performance for that performance measurement.

105-Week Period

EPS

Level	Performance % of EPS Goal	Payout % of Target
—	<80.0%	0.0%
Threshold	80.0%	10.0%
—	85.0%	32.5%
—	90.0%	55.0%
—	95.0%	77.5%
Target	100.0%	100.0%
—	104.0%	124.5%
—	108.0%	149.1%
—	112.0%	173.6%
Maximum	>116.3%	200.0%

Net Sales

Level	Performance % of Net Sales Goal	Payout % of Target
—	<90.0%	0.0%
Threshold	90.0%	50.0%
—	92.5%	62.5%
—	95.0%	75.0%
—	97.5%	87.5%
Target	100%	100.0%
—	101.5%	125.0%
—	103.0%	150.0%
	104.5%	175.0%
Maximum	>106.0%	200.0%

Merger Synergies

Level	Performance % of Merger Synergies Goal	Payout % of Target
—	<80.0%	0.0%
Threshold	80.0%	10.0%
—	85.0%	32.5%
—	90.0%	55.0%
—	95.0%	77.5%
Target	100.0%	100.0%
—	104.0%	124.5%
—	108.0%	149.1%
—	112.0%	173.6%
Maximum	>116.3%	200.0%

If SpartanNash’s actual performance achieved for any metric exceeds the threshold level and falls between specified levels, then the percentage of the Target Award that will be paid will be determined by interpolation. The evaluation of any metric performance will exclude the events or their effects set forth in Section 5.3 (a) through (h) of the Plan.

4. Vesting Period.

(a) 39-Week Period. The earned amount of your Long-Term Cash Incentive Award with respect to EPS and ROIC for performance in the 39-Week Period is subject to an additional vesting period. Except as otherwise set forth in this letter, you must remain employed by SpartanNash or one of its subsidiaries through May 1, 2016 to receive payment with respect to this portion of the award.

(b) 105-Week Period. With respect to the 105-Week Period, your Long-Term Cash Incentive Award is earned based on net sales, EPS and merger synergies performance through the period ending January 2, 2016. The earned amount, if any, is subject to an additional vesting period following the conclusion of the 105-Week Period. Except as otherwise set forth in this letter, you must remain employed by SpartanNash or one of its subsidiaries through May 1, 2016 to receive payment with respect to this portion of the award.

5. Effect of Termination of Employment. Except as provided in this Section 5 and Section 6 below, if your employment with SpartanNash is terminated for any reason, you will forfeit any unearned Long-Term Cash Incentive Award.

The portion of your Long-Term Cash Incentive Award attributable to the 39-Week Period is already earned and therefore your eligibility for such portion of the award will not be affected if your employment with SpartanNash terminates for retirement, death or total disability during the 105-Week Period or the Vesting Period. In the event that your employment with SpartanNash terminates for retirement, death or total disability during the 105-Week Period or the Vesting Period, the portion of your Long-Term Cash Incentive Award attributable to the 39-Week Period will be paid in full no later than the 15th day of the third month following the date of your retirement, death or total disability.

If your employment with SpartanNash terminates for retirement, death or total disability during the 105-Week Period or the Vesting Period, your eligibility for the portion of your Long-Term Cash Incentive Award attributable to the 105-Week Period will be determined in accordance with the following table:

Reason for Termination	Timing of Termination
	More than 12 Months Remaining until the end of the 105-Week Period	12 Months or Less Remaining until the end of the 105-Week Period	After 105-Week Period but during the Vesting Period
Death or Total Disability	Your Target Award will be paid on a pro-rata basis based on the number of full weeks you were employed during the 105-Week Period. The Incentive Award will be paid no later than the 15th day of the third month following the date of your death or total disability.	Following the completion of the 105-Week Period, any earned Long-Term Cash Incentive Award will be paid based on actual performance results on a pro-rata basis based on the number of full weeks you were employed during the 105-Week Period. The Incentive Award will be paid no later than the 15th day of the third month following the date of the end of the 105-Week Period.	Any earned Long-Term Cash Incentive Award will be paid in full no later than the 15th day of the third month following the date of your death or total disability.

Retirement	Your Long-Term Cash Incentive Award, if any, will be the amount you would have earned had you remained employed with SpartanNash until the end of the 105-Week Period based on actual performance results, paid on a pro-rated basis for the number of full weeks you were employed during the 105-Week Period. The Incentive Award will be paid no later than the 15th day of the third month following the date of the end of the 105-Week Period.	Your Long-Term Cash Incentive Award, if any, will be the amount you would have earned had you remained employed with SpartanNash until the end of the 105-Week Period based on actual performance results, paid on a pro-rated basis for the number of full weeks you were employed during the 105-Week Period. The Incentive Award will be paid no later than the 15th day of the third month following the date of the end of the 105-Week Period.	Any earned Long-Term Cash Incentive Award will be paid in full no later than the 15th day of the third month following the date of your retirement.

6. Change in Control. The portion of your Long-Term Cash Incentive Award attributable to the 39-Week Period is already earned and therefore your eligibility for the portion of the award attributable to the 39-Week Period will not be affected by a Change in Control of SpartanNash (as defined in the Plan) during the 105-Week Period or the Vesting Period. In the event that a Change in Control occurs during the 105-Week Period or the Vesting Period, the portion of your Long-Term Cash Incentive Award attributable to the 39-Week Period will be paid in full no later than the 15th day of the third month following the Change in Control.

Upon a Change in Control, the portion of your Long-Term Cash Incentive Award attributable to the 105-Week Period will be earned and paid as follows:

(a) Before the end of the 105-Week Period. Upon a Change in Control before the end of the 105-Week Period, provided that you are employed by SpartanNash upon such Change in Control, you will earn an Incentive Award equal to the greater of the Target Award or the projected Incentive Award, with the projected Incentive Award to be calculated by estimating the Company’s expected performance with respect to the applicable metric based on the Company’s performance in the then-current fiscal year as of the date of the Change in Control projected out through completion of the 105-Week Period, to be paid on a pro-rata basis for the number of full weeks completed in the 105-Week Period prior to the Change in Control. The Incentive Award will be paid no later than the 15th day of the third month following the Change in Control.

(b) After the end of the 105-Week Period. Upon a Change in Control following the 105-Week Period, any earned Incentive Award will be payable in full upon the earliest to occur of the termination of your employment for any reason, or the date that is the 15th day of the third month following the Change in Control.

7. Executive Severance Agreement. The Long-Term Cash Incentive Award opportunity described in this letter is not subject to the provisions of your Executive Severance Agreement with the Company. In the event of a Change in Control, your right to receive any portion of the Long-Term Cash Incentive Award described in this letter will be governed exclusively by the terms and conditions of this letter, and you will not receive any additional payment for the Long-Term Cash Incentive Award under your Executive Severance Agreement.

8. Compensation Committee Authority and Discretion. The Plan is administered and interpreted by the Compensation Committee of the Board of Directors. Although the Committee has authority to exercise reasonable discretion to interpret the Plan and the performance goals, it generally may not amend or waive any performance goal after the 90th day of the fiscal year. The Committee has no authority or discretion to increase any Long-Term Cash Incentive Award.

9. Withholding. SpartanNash is entitled to withhold and deduct from your future wages (or from other amounts that may be due and owing to you from SpartanNash), or make other arrangements for the collection of, all legally required amounts necessary to satisfy any and all federal, state, local and foreign withholding and employment-related tax requirements attributable to a Long-Term Cash Incentive Award.

10. Miscellaneous.

(a) This letter and your rights hereunder are subject to all the terms and conditions of the Plan, as the same may be amended from time to time, as well as to such rules and regulations as the Committee may adopt for administration of the Plan. It is expressly understood that the Committee is authorized to administer, construe and make all determinations necessary or appropriate to the administration of the Plan and this letter, all of which shall be binding upon you.

(b) The Board may terminate, amend or modify the Plan in accordance with the terms of the Plan.

(c) This letter and the Plan shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective heirs, successors and permitted assigns. This letter agreement shall not be modified except in a writing executed by you and SpartanNash.

(d) This letter shall be governed by, and construed in accordance with, the laws of the state of Michigan.

Very truly yours,

/s/ Dennis Eidson
Dennis Eidson
President and Chief Executive Officer

Accepted and Agreed to:
Name

Date